FOR IMMEDIATE RELEASE

March 20, 2006

Contact:

Rosemarie Faccone

Susan Jordan

732-577-9996

MONMOUTH CAPITAL CORPORATION

ANNOUNCES LAND ACQUISITION

Freehold, NJ, March 20, 2006……    On March 20, 2006, Monmouth Capital Corporation (NASDAQ/NMS: MONM), a New Jersey corporation,  announced the acquisition of a 4.732 acre parcel of land immediately adjacent to the FedEx Ground facility it owns at 1289 Walden Avenue, Cheektowaga, New York, for a purchase price of approximately $275,000.00.  This property will be used to accommodate a 22,000 square foot expansion of the existing FedEx Ground facility from its present size of approximately 63,000 square feet to approximately 85,000 square feet.  Monmouth Capital Corporation purchased the existing Walden Avenue facility in September of 2002.

The land, which was acquired from The Town of Cheektowaga, Erie County, New York, will be developed by Jones Development Company LLC, which handled the development of the existing structure.

According to Eugene W. Landy, President of Monmouth Capital Corporation, “We have had a long and successful history working with Jones in the development of other properties both for Monmouth Capital and for our sister company, Monmouth Real Estate Investment Corporation (NASDAQ/NMS: MNRTA).”  He further noted that “the FedEx Ground lease will be amended from its current expiration date of July 31, 2011 to a new expiration date of July 31, 2016, upon completion of the expansion.”

Monmouth Capital Corporation (MONM) is part of a family of REITs including United Mobile Homes, Inc. (AMEX:UMH), which invests in manufactured home communities, and Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA), which invests in net-leased industrial properties on long-term leases to investment grade tenants.  MONM pursues real estate opportunities that are outside the scope of the specialized areas of UMH and MREIC, or are otherwise declined by UMH and MREIC.  MONM will invest in joint ventures while MREIC prefers 100% ownership.  MONM has operated as a public company since 1961.